Exhibit 10.2

HORIZON PHARMA PUBLIC LIMITED COMPANY

EQUITY LONG TERM INCENTIVE PROGRAM

EFFECTIVE DATE: MARCH 23, 2015

1. Purpose. The Horizon Pharma Public Limited Company Equity Long Term Incentive Program (the “Program”) is for purposes of providing performance-based share incentive compensation to individuals who make a significant contribution to the performance of Horizon Pharma Public Limited Company (the “Company”) and its Affiliates and who are selected for participation in the Program (the “Designated Participants”). The Program objectives are to: (a) provide additional motivation to the Designated Participants to focus on our long-term corporate performance, (b) provide an additional retention incentive for Designated Participants, and (c) further align the interests of the Designated Participants with those of our shareholders. Defined terms not explicitly defined in this Program document including its attached APPENDIX A but defined in the Equity Incentive Plan will have the same definitions as in the Equity Incentive Plan.

2. How Awards Are Earned Under the Program.

(a) General Program Description. The Program provides for the grant on the Effective Date of Restricted Stock Unit Awards under the Equity Incentive Plan (“RSU Awards”) to the Designated Participants which will vest based on the Company’s level of attainment of performance goals as specified below in Section 2(d) (the “Performance Goals”) during the period of time that begins on March 23, 2015 and ends on March 22, 2018 (the “Performance Period”). The deemed level of attainment of the Performance Goals during the Performance Period will be measured as of three separate measurement dates occurring on December 22, 2017, March 22, 2018 and June 22, 2018 (the “Measurement Dates”). To the maximum extent possible, the RSU Awards are intended to qualify as “Performance Stock Awards” under the Equity Incentive Plan. Certain portions of the RSU Awards are subject to approval of amendments to the Equity Incentive Plan by shareholders at the Company’s Annual General Meeting in May 2015, as specified on the attached APPENDIX B.

(b) Maximum Award; Actual Award. The maximum portion of the RSU Award that may vest and the corresponding maximum number of Ordinary Shares that may be issued in settlement of an RSU Award granted to any Designated Participant will in no event exceed his or her maximum number of Restricted Stock Units specified on the attached APPENDIX B under the “Maximum RSU Award” column next to the name of such Designated Participant (the “Maximum Award”). The Actual Award earned by and payable to each Participant under the Program will be determined by the Committee in accordance with the terms of this Program.

(c) Designated Participants. The Program’s Designated Participants as of the Effective Date are selected by the Committee and are as specified on APPENDIX B. Except as provided in this Program, no Employee has any right (i) to be a Designated Participant in the Program, (ii) to continue as a Designated Participant, or (iii) to be granted an RSU Award or to earn an Actual Award under the Program. Following the Effective Date, the Committee may select additional Employees as Designated Participants and Appendix B will be updated to reflect any such subsequent designation.

(d) Performance Goals and Performance Period. Actual Award amounts will be calculated based upon the Committee’s determination of the Company’s deemed level of attainment of the Performance Goals during the Performance Period pursuant to the following criteria:

(i) 1/3rd of the Actual Award that may be earned will be determined based upon the level of TSR attained during the portion of the Program Period which in each case commences on the Effective Date and ends on each of the three Measurement Dates, provided that in no event will the total Actual Award exceed the Maximum Award. VWAP will be used on the Effective Date and on each Measurement Date to calculate the TSR. In order for any Actual Award to be earned under the Program and, for any portion of an RSU Award to vest, the TSR during the portion of the Program Period that precedes a Measurement Date must be greater than or equal to the Performance Period Threshold Goal or a Change in Control must occur prior to expiration of the Program Period. The VWAP on March 23, 2015 was $21.50, so the minimum VWAP that is required on each Measurement Date for the Performance Period Threshold Goal to be attained is as follows (assuming no dividends or distributions are made or declared in respect of the Company’s ordinary shares during the Program Period):

Measurement Date	Minimum VWAP Required for Performance Threshold Goal to be Attained
December 22, 2017	$31.58
March 22, 2018	$32.70
June 22, 2018	$33.86

If a Change in Control does not occur prior to expiration of the Program Period and the VWAP on each of the three Measurement Dates is less than the minimum VWAP so that the Performance Period Threshold Goal is not attained, no Actual Award will be payable under the Program so that the Program will automatically terminate without payment to any Designated Participant and each RSU Award granted under the Program will automatically be forfeited upon expiration of the Program Period.

(ii) As of each Measurement Date, in each case with respect to the 1/3rd of the Target RSU Award set forth on the attached APPENDIX B with respect to a Designated Participant, the determined percentage of 1/3rd of the Target RSU Award which will vest and become an Actual Award for such Designated Participant will correspond to the applicable corresponding percentage level as determined pursuant to the table below based upon the level of TSR attained during the portion of the Program Period which in each case commences on the Effective Date and ends on the applicable Measurement Date (assuming no dividends or distributions are made or declared in respect of the Company’s ordinary shares during such portion of the Program Period) with linear interpolation between the 15% to 60% performance levels:

Program Period TSR Attained Through Measurement Date	% of 1/3rd of Target RSU Award Earned
Less than 15%	0%
15%	100%
30%	200%
45%	300%
60%	400%

Provided, however, that if a Change in Control occurs at any time before expiration of the Program Period, for purposes of calculating Actual Awards, the TSR that will be deemed attained in respect of any Measurement Date that has not occurred prior to such Change in Control will be based on the level of TSR attained from the Effective Date through the date of the Change in Control, provided that if the Change in Control occurs on or before March 22, 2016, the TSR level deemed attained prior to the Change in Control will be annualized and extrapolated to estimate the level of TSR that would have been attained as of March 22, 2016 and such deemed level of TSR will be used to calculate the portion of the PSU Award that is an Actual Award that may vest. In order for the RSU Award to vest and be earned following any Change in Control the Designated Participant will still be generally required to remain in Continuous Service through the expiration of the Performance Period (March 22, 2018) unless the earlier termination of Continuous Service is due to death, Disability, or due to a termination without Cause or a Good Reason resignation. The foregoing provisions supersede anything to the contrary set forth in the Equity Incentive

Plan that would otherwise provide for vesting acceleration of RSU Awards in connection with a Corporate Transaction or otherwise.

Any portion of the RSU Award which does not vest upon expiration of the Program Period will be immediately forfeited.

(iii) Any Designated Participant who switches from full-time to part-time employment during the Performance Period will have his or her determined Actual Award reduced on a pro-rata basis based upon the applicable percentage of full-time equivalent employment that was in effect on an aggregate basis during the Performance Period.

(iv) The determined Actual Award amount that will become earned by and payable to a Designated Participant is subject to (A) attainment of the Performance Period Threshold Goals during the Program Period or the occurrence of a Change in Control prior to the expiration of the Program Period and (B) the Designated Participant’s satisfaction of the Continuous Service requirements set forth in Section 2(e) below.

(e) Continuous Service.

(i) Except as otherwise provided below in Section 2(e)(ii) or 2(e)(iii), in order to earn an Actual Award under the Program, a Designated Participant must remain in Continuous Service through the expiration of the Performance Period. Except as otherwise provided below in Section 2(e)(ii) or 2(e)(iii), if a Designated Participant terminates Continuous Service for any reason prior to the expiration of the Performance Period, the Designated Participant will forfeit the right to vest in any portion of the RSU Award so that it will be forfeited in its entirety.

(ii) If prior to the expiration of the Performance Period, a Designated Participant terminates Continuous Service due to either (A) a termination by the Company without Cause, or (B) the Designated Participant’s resignation for Good Reason, and in each case the Designated Participant provides the Company and its Affiliates with an effective release of claims in a form acceptable to the Company (the “Release”) no later than the earlier of: (i) August 10, 2018 or (ii) fifty five (55) days following a Change in Control that occurs prior to the expiration of the Program Period, the Designated Participant will still be eligible to earn a reduced pro-rata Actual Award subject to the Company’s attainment of the Performance Goals during the Program Period (or the earlier occurrence of a Change in Control). The reduced pro-rata Actual Award will be calculated based upon the number of full months that the Participant was employed during the Performance Period (as measured by reference to anniversaries of employment occurring on the 22nd of a month) divided by the total number of months in the Performance Period; provided, however, that if a Change in Control occurs prior to expiration of the Performance Period, then for the purposes of such pro-rata calculation, the Performance Period will be deemed to have been the period commencing on the Program’s effective date and ending on the date of the Change in Control. Accordingly, if the Change in Control precedes the termination without Cause or Good Reason resignation of Continuous Service, no pro-rata reduction will apply.

(iii) If prior to the expiration of the Performance Period, a Designated Participant terminates Continuous Service due to either the Designated Participant’s death or Disability and the Designated Participant or his or her beneficiaries (as applicable) provide the Company and its Affiliates with a Release no later than the earlier of: (i) August 10, 2018, or (ii) fifty five (55) days following a Change in Control that occurs prior to the expiration of the Program Period, the Designated Participant will still be eligible to earn an Actual Award subject to the Company’s attainment of the Performance Goals during the Program Period (or the earlier occurrence of a Change in Control).

(iv) RSU Awards and Actual Awards granted under this Program are not subject to any vesting acceleration provisions that may be set forth in a Designated Participant’s individual employment agreement or offer letter, the Company’s Severance Benefit Plan, or any other agreement, plan or policy applicable to the Designated Participant that otherwise may provide for vesting of RSU Awards or Actual Awards in connection with a termination of the Designated Participant’s employment or otherwise (collectively, “Company Severance Plans”) or any vesting acceleration provision set forth in the Equity Incentive Plan that would otherwise apply in connection with a Corporate Transaction or otherwise. As a condition to a Designated Participant’s acceptance of any RSU Award or Actual Award under this Program, such Designated Participant thereby expressly acknowledges and agrees that the terms of the Company Severance Plans and the vesting acceleration provisions set forth in the Equity Incentive Plan do not apply to such RSU Award or Actual Award.

3. Other Program Provisions.

(a) Determination of Actual Awards. Assessment of actual performance, determination of the Actual Awards and any payment in respect of Actual Awards will be subject to: (i) the Committee’s certification in writing that the applicable Performance Goals and other terms of the Program have been met; provided, however, that such certification requirement shall not be applicable in the event of a Change in Control that occurs prior to expiration of the Program Period.

(b) Payment of Actual Awards. With respect to all Actual Awards which are earned under the Program, ordinary shares will be issued to the Designated Participants in settlement of the Actual Awards at the times specified in this Section 3(b), except to the extent the Company elects to provide for earlier issuance of the shares as permitted by Section 3(h). In the event of any Change in Control which occurs prior to any Scheduled Issuance Date, the Company reserves the right to cancel the Designated Participant’s right to receive any issuance of shares in settlement of an Actual Award and provide in substitution thereof that the Designated Participant will have the right to receive a cash payment, with the amount of such cash payment determined with respect to the value of the shares underlying the Actual Award as of immediately prior to such Change in Control (the “Substitute Cash Payment”). The Substitute Cash Payment amount will be determined and final as of immediately prior to the Change in Control, and will not be further adjusted to reflect any subsequent changes in the value of the Company’s ordinary shares following the Change in Control. The Substitute Cash Payment will be made to the Designated Participant on the same date that shares would otherwise have been issued to the Participant in settlement of the Actual Award as provided in this Program.

(i) Subject to the provisions in Section 3(b)(iii), 3(b)(iv), 3(b)(v) and 3(b)(vi) below, with respect to any Designated Participant who is designated as an “Executive” of the attached Appendix B, ordinary shares will be issued in settlement of 50% of the total number of RSUs subject to the Actual Award on March 22, 2019 and ordinary shares will be issued in settlement of the remaining 50% of the total number of RSUs subject to the Actual Award on March 22, 2020.

(ii) Subject to the provisions set forth in Sections 3(b)(iii), 3(b)(iv), 3(b)(v) and 3(b)(vi) below, with respect to any Designated Participant who is designated as a “Non-Executive” on the attached Appendix B, ordinary shares will be issued in settlement of 50% of the total number of RSUs subject to the Actual Award as soon as practicable following the Certification Date and in no event later than August 31, 2018 and ordinary shares will be issued in settlement of the remaining 50% of the total number of RSUs subject to the Actual Award on March 22, 2019.

(iii) In the event of a Designated Participant’s Separation from Service, death or Disability which occurs prior to the completion of the Performance Period, ordinary shares will be issued in settlement of the Actual Award as soon as practicable following the Certification Date and in no event later than August 31, 2018. In the event of a Change in Control which occurs prior to the completion of the Performance Period, ordinary shares will be issued in settlement of the Actual Award as soon as practicable following June 22, 2018 and in no event later than August 31, 2018. In the event that both a Change in Control and the Designated Participant’s Separation from Service, death or Disability which occurs prior to the completion of the Performance Period, ordinary shares will be issued in settlement of the Actual Award as soon as practicable following June 22, 2018 and in no event later than August 31, 2018.

(iv) In the event of a Designated Participant’s Separation from Service, death or Disability which occurs following the completion of the Performance Period and prior to the Scheduled Issuance Dates, or a Change in Control which occurs following the completion of the Performance Period and prior to the Scheduled Issuance Dates, any ordinary shares not previously issued in settlement of the Actual Award for the Designated Participant will instead be issued within the 60 day period following the Designated Participant’s Separation from Service, death or Disability or Change in Control, as applicable.

(v) Notwithstanding anything to the contrary set forth herein, in no event will Program Payments be made prior to the effectiveness (or deemed effectiveness) of the Release. If Program Payments are to be made pursuant to Section 3(b)(iv) and the Release could become effective in more than one taxable year depending on the timing of provision, the Release will not be deemed effective until the latest taxable year in which it could be effective.

(vi) Notwithstanding anything to the contrary set forth herein, if the Designated Participant is a “Specified Employee” within the meaning of Section 409A as of the date of his or her Separation from Service, any Program Payments made in settlement of the Actual Award in connection with any Separation from Service will not occur any earlier than six months and one day following the date of such Separation from Service to the extent necessary to avoid adverse tax consequences to the Designated Participant under Section 409A.

(c) Withholding. The Company will withhold from the shares to be issued in settlement of an Actual Award a number of shares with a then current fair market value equal to the amount required to be withheld in satisfaction of any federal, state or local tax withholding obligation relating to the payment of the Actual Award as necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income; provided, however that if a Substitute Cash Payment will be made in settlement of an Actual Award withholding shall instead be applied to such cash payment amount.

(d) No Employment or Service Rights. Nothing in the Program or any instrument executed pursuant to the Program will (i) confer upon any Designated Participant any right to continue to be retained in the employ or service of the Company or any other Affiliate, (ii) change the at-will employment relationship between the Company or any other Affiliate and a Designated Participant, or (iii) interfere with the right of the Company or any other Affiliate to discharge any Designated Participant or other person at any time, with or without Cause, and with or without advance notice.

(e) Program Administration. The Committee will be responsible for all decisions and recommendations regarding Program administration and retains final authority regarding all aspects of Program administration, interpretation of the Program, the resolution of any disputes, and application of the Program in any respect to a Designated Participant. All determinations and interpretations made by the Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons. The Committee may, without notice, amend, suspend or terminate the Program; provided, however, that no such action may adversely affect any Designated Participant unless (i) expressly provided by the Committee; and (ii) with the consent of the Designated Participant, unless such action is necessary to comply with any applicable law, regulation or rule.

(f) Recovery. Any Program Payments will be subject to recoupment in accordance with any clawback policy that the Company adopts pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or is otherwise adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. To the extent not inconsistent with such listing standards rules, applicable law or such claw-back policy, any recoupment period applicable to Program Payments will be measured from the date of determination of the Actual Award rather than the date the Program

Payment is made. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any plan of or agreement with the Company.

(g) Validity. If any provision of the Program is held invalid, void, or unenforceable, the same will not affect, in any respect whatsoever, the validity of any other provision of the Program.

(h) Section 280G.

(i) If any payment or benefit a Designated Participant would receive from the Company pursuant to this Program or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Designated Participant’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for the Designated Participant. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

(ii) In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, the Designated Participant agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, the Designated Participant will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(iii) The accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations unless otherwise determined by the Company. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(iv) The Company shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, within fifteen (15) calendar days after the date on which the Designated Participant’s right to a Payment is triggered or such other time as requested by the Company.

(i) Section 409A. All Program Payments are intended to satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) to the maximum extent such exemption is available. To the extent Program Payments are subject to Section 409A, Program Payments are intended to be paid on the earlier of (i) a “specified date,” or (ii) an objectively determinable and nondiscretionary date applicable in the event the Designated Participant’s death or Disability, or Separation from Service or a Change in Control event that occurs prior to such “specified date”, (iii) the earliest of the Designated Participant’s death or Disability, or Separation from Service or a Change in Control event that occurs following such “specified date,” in each case in compliance with the requirements of Section 409A. The Company reserves the discretion to provide for acceleration of Program Payments to the maximum extent permitted by Treasury Regulations Section 1.409A-3(j)(4), including in connection with any Change in Control.

Program Payments are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences to the Designated Participants under Section 409A, and any ambiguities herein shall be interpreted accordingly.

(j) Governing Plan Document. Except as expressly provided herein, the Program is subject to all the provisions of the Equity Incentive Plan and is further subject to all interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Committee, the Board or the Company pursuant to the Equity Incentive Plan. Except as expressly provided herein, in the event of any conflict between the provisions of this Program and those of the Equity Incentive Plan, the provisions of the Equity Incentive Plan will control unless necessary for compliance with Section 162(m) of the Code or as necessary to avoid adverse personal tax consequences to the Designated Participants under Section 409A. With respect to RSU Awards and Actual Awards, the terms of this Program supersede any provisions set forth in any Company Severance Plans and also supersede any provisions set forth in the Equity Incentive Plan related to applicable treatment in the event of a Corporate Transaction.

APPENDIX A

EQUITY LONG TERM INCENTIVE PROGRAM

DEFINITIONS

(a) “Actual Award” means the number of Restricted Stock Units finally determined and awarded to a Designated Participant under the Program based on the Committee’s determination of the level of achievement of the Performance Goals.

(b) “Cause” for the Company or an Affiliate to terminate a Designated Participant’s employment shall mean the occurrence of any of the following events, as determined reasonably and in good faith by the Committee:

(1) the Designated Participant’s gross negligence or willful failure to substantially perform his duties and responsibilities to the Company or Affiliate or willful and deliberate violation of a Company or Affiliate policy;

(2) the Designated Participant’s conviction of a felony or the Designated Participant’s commission of any act of fraud, embezzlement or dishonesty against the Company or Affiliate or involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company or an Affiliate, to be determined by the sole discretion of the Committee;

(3) the Designated Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or an Affiliate or any other party that the Designated Participant’ owes an obligation of nondisclosure as a result of the Designated Participant’s relationship with the Company or an Affiliate; and

(4) the Designated Participant’s willful and deliberate breach of any employment obligations that causes material injury to the business of the Company or an Affiliate.

(c) “Certification Date” means the date on which the Committee certifies whether the Performance Goals have been met under the Program. The Certification Date will be no earlier than March 22, 2018 and no later than August 1, 2018.

(d) “Change in Control” means the first to occur of (1) a change in the ownership of the Company, (2) a change in the effective control of the Company or (3) a change in the ownership of a substantial portion of the Company’s assets as specified below. For such purposes, a change in ownership of the Company occurs on the date on which any one person or more than one person acting as a group acquires ownership of shares of the Company that, together with shares held by such person or group constitutes more than 50% of the total fair market value or total voting power of the shares of the Company. A change in the effective control of the Company occurs on the date on which either (i) a person or more than one person acting as a group acquires during any 12-month period ownership of shares of the Company possessing 50% or more of the total voting power of the shares of the Company or (ii) a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election. A change in the ownership of a substantial portion of assets occurs on the date on which any one person or more than one person acting as a group acquires assets from the Company that have a total gross fair market value equal to or more than 75% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. The determination of whether a Change in Control has occurred will be determined in a manner consistent with the requirements of Section 409A.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f) “Committee” means the Compensation Committee of the Board of Directors of the Company.

(g) “Disability” means the Designated Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Company employees. The determination of whether a Designated Participant has incurred a Disability will be determined in a manner consistent with the requirements of Section 409A.

(h) “Effective Date” means the effective date of this Program, which is March 23, 2015.

(i) “Equity Incentive Plan” means the Horizon Pharma Public Limited Company 2014 Equity Incentive Plan, as may be amended.

(j) “Employer” means the corporation which employs the Designated Participant and that, together with the Company, is treated as a single employer with the Company under Internal Revenue Code Section 414(b) or (c).

(k) “Good Reason” for a Designated Participant to resign employment shall mean the occurrence of any of the following events without the Designated Participant’s consent:

(1) a reduction in the Designated Participant’s duties, authority, or responsibilities relative to the duties, authority, or responsibilities in effect immediately prior to such reduction, including by way of example, having the same title, duties, authority and responsibilities at a subsidiary level following a Change in Control;

(2) the relocation of the Designated Participant’s primary work location to a point more than fifty (50) miles from the Designated Participant’s work location as of the Effective Date that requires a material increase in Designated Participant’s one-way driving distance; and

(3) a reduction by the Company or an Affiliate of the Designated Participant’s base compensation (which includes base salary and short-term and long-term target bonus opportunity), if any, as in effect on the Effective Date.

Provided, however that, such resignation by the Designated Participant shall only be deemed for Good Reason pursuant to the foregoing definition if (i) the Company is given written notice from the Designated Participant within sixty (60) days following the first occurrence of the condition that the Designated Participant considers to constitute Good Reason describing the condition and the Company or the Affiliate employing the Designated Participant, as applicable, fails to satisfactorily remedy such condition within thirty (30) days following such written notice, and (ii) the Designated Participant terminates employment within thirty (30) days following the end of the period within which the Company or Affiliate was entitled to remedy the condition constituting Good Reason but failed to do so.

(l) “Performance Period Threshold Goal” means the TSR, if any, during the Program Period as measured on any Measurement Date which is greater than or equal to 15%.

(m) “Program Payment” means an issuance of shares in settlement of an Actual Award or a Substitute Cash Payment as provided in Section 3(b).

(n) “Program Period” means the period commencing March 23, 2015 and ending on June 22, 2018, the last Measurement Date of the Program.

(o) “RSU Award Agreement” means the Restricted Stock Unit Agreement in the form approved by the Committee for the purpose of granting RSU Awards under the Program and the Equity Incentive Plan.

(p) “Scheduled Issuance Dates” means the default dates applicable for issuance of shares in settlement of an Actual Award as provided in Sections 3(b)(i) and 3(b)(ii) with respect to a Designated Participant.

(q) “Section 409A” means Section 409A of the Code, including regulations and other guidance thereunder, and any state law of similar effect.

(r) “Separation from Service” means a termination of service with the Employer of the Designated Participant. In all cases, whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A. Except in the case of a bona fide leave of absence as provided below, a Designated Participant is deemed to have incurred a Separation from Service if the Employer and the Designated Participant reasonably anticipated that the level of services to be performed by the Designated Participant after a date certain, whether as an employee or in a consulting capacity, would be reduced to 20% or less of the average services rendered by the Designated Participant during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Designated Participant was on a bona fide leave of absence. A Designated Participant who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of: (i) the six month anniversary of the commencement of the leave, or (ii) the expiration of the Designated Participant’s right, if any, to reemployment under statute or contract.

(s) “TSR” means the percentage change in the price of the Company’s ordinary shares on a compounded annualized basis plus the dollar value of dividends and distributions made or declared divided by the closing price of the Company’s ordinary shares on the record date of the dividends and distributions.

(t) “VWAP” means the trailing 20-trading-day volume weighted average price of the Company’s ordinary shares as reported on Nasdaq.